                                                               EXECUTION VERSION













            _________________________________________________________


              AMENDED AND RESTATED CONTRACT FOR THE SALE OF ASSETS

            _________________________________________________________



                                 By and Between



                     Stonepath Holdings (Hong Kong) Limited

                                       and

                                    Andy Tsai









                                November 10, 2003

                                                               EXECUTION VERSION



                                TABLE OF CONTENTS

                                  Article Page
1.   Definitions...............................................................1
2.   Sale and Purchase of the Business.........................................1
3.   Closing...................................................................6
4.   Effective Date............................................................7
5.   Representations and Warranties............................................8
6.   Covenants.................................................................9
7.   Conditions Precedent to Obligations of Stonepath ........................12
8.   Conditions Precedent to the Obligations of Andy Tsai.....................13
9.   Indemnification..........................................................14
10   Effectiveness and Termination............................................14
11   Dispute Resolution.......................................................15
12   Miscellaneous............................................................15

Signatures....................................................................17

Appendices
1    Definitions..............................................................18
2    Representations and Warranties of Andy Tsai..............................21

                                                               EXECUTION VERSION

              AMENDED AND RESTATED CONTRACT FOR THE SALE OF ASSETS

THIS CONTRACT is concluded as of November 10, 2003, by and between:


(1) Stonepath Holdings (Hong Kong) Limited, a corporation duly organized under the laws of the Hong Kong Special Administrative Region of the People's Republic of China, with a registered office at Room 1410, 14F, Tower 1, Silvercord, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("Stonepath"); and

(2) Andy Tsai, a citizen of Taiwan, Republic of China, with Taiwan passport no. 200894027 and residing at Room 1201, No.10, Lane 55, Changyi Road, Shanghai, PRC ("Andy Tsai").

                              PRELIMINARY STATEMENT

WHEREAS, Andy Tsai and his Affiliates (defined below) have established business operations in the People's Republic of China that are involved in the provision of customs brokerage, freight forwarding, warehousing, distribution and other related services through several branch offices that operate under the name of "Shaanxi Sunshine Express International Co., Ltd.", a PRC registered company ("Shaanxi International") and through Shaanxi Sunshine Express International Co. Ltd., (the "HK Co.") a company duly organized under the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong") and legally and beneficially controlled by Andy Tsai (the "Business");

WHEREAS, Andy Tsai owns the entire beneficial ownership in and controls the operations of, the Business independent of Shaanxi International;

WHEREAS, Andy Tsai desires to transfer to Stonepath and Stonepath desires to obtain from Andy Tsai, all of the assets used, necessary for use, held for use or intended to be used in connection with the Business, upon the terms and conditions of this Agreement, and Stonepath desires to purchase the Business on the terms and conditions contained in this Contract.

NOW, THEREFORE, the Parties hereby agree as follows:


                             ARTICLE 1. DEFINITIONS

The defined terms used in this Contract shall have the meanings set out below or on Appendix 1 attached hereto.


              ARTICLE 2. SALE AND PURCHASE OF THE PURCHASED ASSETS

2.1 In consideration of the Purchase Price (as defined below), Andy Tsai agrees to and shall cause his Affiliates to, upon the Effective Date (as defined below), transfer the assets of the Business to Stonepath as set out in Article 2.2 below.

2.2 Upon the terms and subject to the conditions of this Contract, at or before the Effective Date, Andy Tsai and his Affiliates (for the purposes of this Article 2, referred to here as the "Business Sellers") shall sell and convey to Stonepath, and Stonepath shall purchase and accept from the Business Sellers, free and clear of all liabilities, obligations, commitments and encumbrances, except as explicitly assumed and approved by Stonepath in writing, all of the assets used in the operation of the Business, from whatever source and of whatever type, including but not limited to all of the Business Sellers' right, title and interest in, to, and under all of the business, properties, assets, goodwill and rights of the Business of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Business Sellers on the Effective Date (hereinafter collectively referred to as the "Purchased Assets"), including, without limitation, the following:

                                                               EXECUTION VERSION

                  equipment and leased equipment;
                  office furnishings and supplies;
                  the Intellectual Property;
                  contracts, agreements and other arrangements;
                  Business Records;
                  the Accounts Receivable;
                  Business Cash (as defined below), all marketable securities, rights to any funds set aside for employee benefits and other cash equivalents, wherever located; all claims or rights against Third Person arising out of, or relating to, the Business; and goodwill

2.3 The Purchased Assets shall be transferred to Stonepath free and clear of all liabilities and encumbrances, except for:

         (i) the liabilities under leases and other agreements, arrangements or contracts that have been explicitly agreed to by Stonepath and Shaanxi Sunshine Cargo Service Co., Ltd. ("the Company") in writing; or

         (ii) the accounts payable of the Business, but only to the extent such accounts payable are (x) due and owing to other than Related Persons, or (y) either included in the most recent Interim Financial Statements delivered to Stonepath, or incurred in the ordinary course of business after the date of such Interim Financial Statements, (with such items covered by subsections 2.3(i) and (ii) referred to as the "Assumed Liabilities".

2.4      [Intentionally Deleted.]

2.5 The purchase price (the "Purchase Price") for the Purchased Assets shall be an amount of up to Eleven Million United States Dollars (US$11,000,000). Stonepath shall pay the Purchase Price as follows:

         (a) Stonepath shall at the Closing pay to Andy Tsai USD3.5 million (US$3,500,000) in cash by wire transfer in immediately available funds to the bank account designated by Andy Tsai in writing ("Closing Date Cash Payment").

         (b) Stonepath shall within ten (10) days after the Closing deliver to Andy Tsai or Andy Tsai's designee, certificates for shares of the Common Stock of Stonepath Group, Inc., with appropriate restrictive legends, having a value of USD2.0 million (US$2,000,000) for the number of such shares based upon the average closing price of the shares on the Principal Exchange for the ten (10) Trading Days immediately preceding the Closing Date ("Stonepath Shares"). The Stonepath Shares are subject to restrictions upon re-sale and adjustment provisions pursuant to Section 2.5 (c)(v).

         (c) Subject to the further provisions of this Section 2.5(c), the balance of the Purchase Price of USD5.5 million (US$5,500,000) (the "Base Earn-Out Amount"), shall be paid by Stonepath to Andy Tsai in installments of USD1.1 million (US$1,100,000) (each a "Base Earn-Out Payment") covering the five-year earn-out period immediately following the Effective Date (the "Earn-Out Period").

                                                               EXECUTION VERSION

                  (i) The Base Earn-Out Payments will be paid based on the amount of the Net Income Before Taxes of the Company calculated in accordance with Section 2.5(c)(ii) below, during each of the five years (including prorated periods) that fall within the Earn-Out Period immediately following the Effective Date.. The Base Earn-Out Payments shall be due as follows (each an "Earn-Out Payment Date"):


                         The Earn-Out Periods are as follows:

                         Earn-Out Period                           Earn-Out Payment Date
                         ---------------                           ---------------------
                         March 1, 2004 through December 31, 2004           April 1, 2005
                         January 1, 2005 through December 31, 2005         April 1, 2006
                         January 1, 2006 through December 31, 2006         April 1, 2007
                         January 1, 2007 through December 31, 2007         April 1, 2008
                         January 1, 2008 through December 31, 2008         April 1, 2009
                         January 1, 2009 through February 28, 2009         May 30, 2009

                         With the recognition that the Base Earn-Out Payments will be based upon two payments of less than a full year (i.e. those periods that fall between the Effective Date and December 31, 2004 and between January 1, 2009 through February 28, 2009), the Base Earn-Out Payment and the corresponding "Targeted Amount" (as defined below) of Net Income Before Taxes shall, for those two periods, be prorated on a daily basis by multiplying each of the Targeted Amount and Base Earn-Out Payments, as applicable, by the percentage obtained by dividing the number of days within the relevant period by 365.

                  (ii) Payment of each Base Earn-Out Payment shall be contingent upon, and Andy Tsai shall not be entitled to the full amount of the Base Earn-Out Payment unless the Net Income Before Taxes of the Company for the full year (or portion thereof) preceding the Earn-Out Payment Date is at least USD4.0 Million (US$4,000,000) (the "Targeted Amount"). To the extent the Net Income Before Taxes of the Company for the full year (or portion thereof) preceding the Earn-Out Payment Date is less than the Targeted Amount (such shortfall, the "Shortfall Amount"), the Base Earn-Out Payment shall be reduced on a dollar-for-dollar basis by the amount obtained by multiplying the Shortfall Amount by the Ownership Percentage of Stonepath. In the event that a Shortfall Amount occurs with respect to any year (or portion thereof) within the Earn-Out Period, and if during any subsequent year in the Earn-Out Period the Net Income Before Taxes of the Company exceeds the Targeted Amount (such excess, the "Excess Amount"), that amount obtained by multiplying the Excess Amount by the Ownership Percentage of Stonepath shall first be applied to make up any reductions in prior Base Earn-Out Payments in the earliest order in which any such reductions occurred and any excess remaining shall be available to set off any future reductions in Base Earn-Out Payments on a dollar-for-dollar basis.

                  (iii) Stonepath and its representatives shall have complete access to the books, records, personnel and facilities of the Company for any purposes, but, particularly for the purpose of determining the Net Income Before Taxes of the Company.

                                                               EXECUTION VERSION

                  (iv) On each Earn-Out Payment Date, Stonepath shall prepare and deliver to Andy Tsai, along with the Earn-Out Payment, a certificate (the "Annual Earn-Out Certificate") signed by a senior executive of Stonepath setting forth the amount and method of calculating Net Income Before Taxes of the Company for the prior year, the calculation of the Earn-Out Payment then due, if any, and the recovery of the Shortfall Amount, if any.

                  (v) To the extent that the Net Income Before Taxes of the Company for the first Earn-Out Period ending December 31, 2004 ("First Earn-Out Period"), as annualized to equate to a full year of earnings (the "Annualized Net Income Before Taxes of the Company"), is less than the Targeted Amount, the value of the Stonepath Shares to be retained by Andy Tsai shall be recomputed (as recomputed, the "Recomputed Stock Value") in accordance with the following formula:

                         Annualized Net Income Before Taxes of the Company for the First Earn-Out Period X 5 X 55% = Recomputed Purchase Price

                         Recomputed Purchase Price X 50% =Recomputed Downpayment

                         Recomputed Downpayment minus Closing Date Cash Payment =Recomputed Stock Value

                         The number of Stonepath Shares to be retained by Andy Tsai shall be re-determined by dividing the Recomputed Stock Value by the average closing price of the Stonepath Shares for the ten (10) Trading Days immediately preceeding the Closing Date. The number of Stonepath Shares that exceed the Recomputed Stock Value shall be returned to Stonepath immediately by Andy Tsai for surrender and cancellation.

                         To the extent the Recomputed Stock Value is less than USD2,000,000, the difference thereof shall be added to the Base Earn-out Amount and shall be due and payable as additions to the Base Earn-Out Payments on a pro-rata basis by spreading the amount due evenly over the remaining 50 months left on the Earn-Out Period commencing January 1, 2005.

                  (vi) All Base Earn-Out Payments shall be made in immediately available cash funds expressed in U.S. Dollars.

2.6 If Andy Tsai concludes that any matter reported in an Annual Earn-Out Certificate is not accurate, Andy Tsai shall, within thirty (30) days after its receipt of such certificate (the "Response Period"), deliver to Stonepath a written statement (the "Objection Notice"): (i) setting forth in reasonable detail the nature of the objections to each of any discrepancies believed to exist, and (ii) requesting all additional information required by the Andy Tsai to perform calculations relating to matters contained in such certificate. If no Objection Notice is given within the Response Period, then the calculations set forth in the Annual Earn-Out Certificate shall be controlling for all purposes of this Contract.

2.7 If an Objection Notice is timely given within the Response Period, Stonepath shall provide Andy Tsai all requested information included in the Objection Notice within fifteen (15) days; thereafter, Stonepath and the Andy Tsai shall use good faith efforts to jointly resolve any properly noticed objections and discrepancies within thirty (30) days of the receipt by Stonepath of an Objection Notice, which resolution, if achieved, shall be fully and completely binding upon all Parties to this Contract and not subject to further review, appeal, or dispute.

                                                               EXECUTION VERSION

2.8 If Stonepath and Andy Tsai are unable to resolve the objections and discrepancies to their mutual satisfaction within such thirty (30) day period, then the matter shall be submitted to an accounting firm of international reputation mutually acceptable to Stonepath and Andy Tsai (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each Party shall concurrently furnish, at its own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between Stonepath and Andy Tsai, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other Party), and (ii) have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed seventy-five (75) days from the date of engagement of the Independent Accountants) render a decision, acting as an expert and not an arbitrator, on the issues presented, and such decision shall be final and binding on all of the Parties to this Contract. In the event the Independent Accountants require a payment to be made by Stonepath to Andy Tsai, such payment shall be due and payable within thirty (30) days from the date the decision is rendered. In the event the Independent Accountants require a reduction to the number of Stonepath Shares, Andy Tsai shall return to Stonepath for surrender and cancellation such number of Stonepath Shares as directed by the Independent Accountants within thirty (30) days from the date the decision is rendered. Each of the Parties shall agree to indemnify and hold harmless the Independent Accountants, and to execute whatever documents or contracts are necessary to effectuate the foregoing.

2.9 Andy Tsai and Stonepath shall each pay 50% of all costs, fees and expenses to engage the Independent Accountants.

2.10 In connection with its review of all the matters arising under any Annual Earn-Out Certificate, Stonepath shall afford Andy Tsai and its representatives complete access to the books, records, personnel and facilities of or pertaining to the Company.

2.11 Within 90 days following the Effective Date, Stonepath shall determine the amount of the Working Capital of the Company as of the Effective Date ("Effective Date Working Capital"). Provided that the Effective Date Working Capital of the Company is more than 1 US dollar (as determined by Stonepath's accountant), Stonepath agrees to pay to Andy Tsai within 180 days after the Effective Date ("Working Capital Assessment Period"), the following amounts:

         (i) fifty five percent (55%) of the Business Cash included within the Effective Date Working Capital; and

         (ii) fifty five percent (55%) of the excess of the Accounts Receivable as of the Effective Date over the Liabilities as of the Effective Date (such excess being "Effective Date Net Accounts Receivable") to the extent such Effective Date Net Accounts Receivable have been collected in cash during the Working Capital Assessment Period. After the expiration of the Working Capital Assessment Period, the Company agrees to pay to Andy Tsai the balance of the Effective Date Net Accounts Receivable as and when collected in cash by the Company.

                                                               EXECUTION VERSION

         To the extent the Effective Date Working Capital of the Company (as determined by Stonepath's accountant) is less than 1 US dollar, Andy Tsai agrees to pay fifty five percent (55%) of the difference between actual Working Capital on the Effective Date and 1 US dollar ("Working Capital Shortfall") to Stonepath. In this event, Andy Tsai agrees that the fifty five (55%) of the Working Capital Shortfall can be applied as a credit against the Base Earn-Out Payments.


                               ARTICLE 3. CLOSING

3.1 The closing of the purchase and sale of the Purchased Assets (the "Closing") shall be held at 10:00 a.m. at the Company's offices once all of the conditions set forth in Articles 7 and 8 have been satisfied or waived, or such other time and place as is mutually agreed upon by the Parties. The "Closing Date" shall be the date on which the Closing occurs.

3.2      At the Closing, Andy Tsai shall deliver to Stonepath the following:

         (a)      [Deleted intentionally];

         (b) A certificate of Andy Tsai to the effect that: (i) all representations and warranties made by Andy Tsai under this Contract are true and correct as of the Closing Date, as though originally given to Stonepath on the Closing Date; (ii) Andy Tsai has performed all obligations to be performed by him under this Contract prior the Closing Date; (iii) the conditions precedent identified in Article 8 have been satisfied;

         (c) A certificate signed by Andy Tsai to the effect that (i) he understands that the sale of Stonepath Shares to him has not been registered under the Securities Act of 1933, as amended ("Securities Act") or the securities laws of any other jurisdiction and that such shares may not be resold without such registration or an exemption therefrom, (ii) that all Stonepath Shares delivered pursuant to this Contract shall be subject to restriction upon resale, transfer, assignment or pledge or other disposition for a minimum period of one year from the Effective Date or until the SEC effects the registration statement for such resale, transfer, assignment, pledge or other deposition, (iii) he shall not resell such shares in the absence of such registration or an exemption therefrom, and (iv) he is acquiring such shares for investment purposes only and not with the view to the distribution thereof;

         (d) Copies of all resolutions adopted by the Business Sellers authorizing the transactions contemplated by this Contract;

         (e)      [Deleted intentionally];

         (f) All Third Person or governmental consents required for the transfer and assignment of the Purchased Assets by the Business Sellers to Stonepath, if any;

         (g)      A receipt for the Purchase Price;

         (h) Accepted offers of terms of employment with the Company satisfactory to Stonepath signed by persons material to the operation of the Business;

                                                               EXECUTION VERSION

         (i) An employment agreement covering his employment with the Company, signed by him; and

         (j)      [Deleted intentionally.];

         (k) All documents, agreements, approvals, licenses, consents to evidence the record ownership of the Company in the name of Stonepath, Shaanxi Xiangyu Logistics Company Limited ("Xiangyu") and Xian Huijie Industry and Trading Company Limited;

         (l)      [Deleted intentionally.]; and

         (m)      [Deleted intentionally.]

3.3 At the Closing, Stonepath shall deliver and shall cause to be delivered to Andy Tsai, the following:

         (a)      the Closing Date Cash Payment in the manner stipulated in
                  Article 2.5(a);

         (b) A certificate of Stonepath indicating the number of Stonepath Shares to be delivered to Andy Tsai, as stipulated in Article 2.5(b);

         (c) A certificate of Stonepath to the effect that: (i) all representations and warranties made by Stonepath under this Contract are true and correct as of the Closing Date, as though originally given to Andy Tsai on the Closing Date; (ii) Stonepath has performed all obligations to be performed by it under this Contract prior the Closing Date; and (iii) the conditions precedent identified in Article 7 have been satisfied; and

         (d)      [Deleted intentionally.];

         (e) Copies of a secretarial certification confirming all resolutions adopted by the board of directors of Stonepath authorizing the transactions contemplated by this Contract.

3.4 Within ten (10) days after the Closing Date, Stonepath shall deliver the Stonepath Shares to Andy Tsai.


                            ARTICLE 4. EFFECTIVE DATE

4.1 The effective date of the purchase and sale of the Purchased Assets shall be March 1, 2004 (the "Effective Date").

                                                               EXECUTION VERSION

4.2 On the Effective Date, Andy Tsai shall deliver to Stonepath the following:

         (a)      the Purchased Assets;

         (b) A certificate of Andy Tsai to the effect that: (i) all representations and warranties made by Andy Tsai under this Contract are true and correct as of the Effective Date, as though originally given to Stonepath on the Effective Date; and (ii) Andy Tsai has performed all obligations to be performed by him under this Contract prior to the Effective Date;

         (c) Subject to the provisions of Article 6.1(17)(iv), all Business Cash, marketable securities, and other cash equivalents, or such forms which shall provide Stonepath with the right to have all accounts in which such cash, marketable securities, or other cash equivalents are held transferred to Stonepath in accordance with this Contract; and

         (d) All documents, agreements, consents, certificates of ownership to evidence the ownership of the Purchased Assets in the name of Stonepath.

4.3 On the Effective Date, Stonepath shall contribute the Purchased Assets to the Company for no additional share ownership of the Company, in recognition that Stonepath or its Affiliate already received 55% of the equity of the Company in anticipation of the Closing Date; provided however that Stonepath may direct that all Business Cash derived from the HK Co. be contributed directly to a newly formed Hong Kong company which is owned 55% by Stonepath and 45 % by Andy Tsai.


                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereby represents and warrants to the other Parties that as of the date of this Contract, the Closing Date and the Effective Date:

         (1) it is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

         (2) it has the authority to enter into and perform this Contract, it has taken all requisite internal actions to authorize the signing of this Contract, its obligations under this Contract are valid and binding, and, assuming due execution and delivery by the other Parties to this Contract, each of the other Parties has the right to require it to perform this Contract in accordance with its terms; and

         (3) the signature and performance of this Contract will not violate any of its outstanding commitments, licenses or obligations, whether contractual or otherwise, or any currently effective law, regulation, decree or policy of the PRC or any other relevant jurisdiction.

5.2 Andy Tsai hereby represents and warrants to Stonepath that as of the date of this Contract, the Closing Date and Effective Date, all the representations and warranties set out in Appendix 2 are true and accurate, except as otherwise set forth in the Disclosure Schedule.

5.3 The representations and warranties contained in this Contract shall remain valid and binding on the Parties for a period of three (3) years from the Effective Date except for the representations and warranties set out in Appendix 2 which shall remain valid and binding on Andy Tsai indefinitely.

                                                               EXECUTION VERSION

                              ARTICLE 6. COVENANTS

6.1      Andy Tsai covenants to Stonepath as follows:

         (1) On or before the Effective Date, Andy Tsai will and will cause his Affiliates to, effect the transfer of the Purchased Assets to Stonepath.

         (2)      [Deleted intentionally.]

         (3) From the date of this Contract until the Effective Date, Andy Tsai will (i) give to Stonepath and its counsel, financial advisors, auditors and other authorized representatives ("Representatives") reasonable access during normal business hours to the books and records of the Business, (ii) provide such financial and operating data and other information relating to the Business which may be reasonably requested by Stonepath or their Representatives, and (iii) instruct his Affiliates, their employees, counsel and financial advisors to cooperate with Stonepath and its Representatives in their review of such information.

         (4) From the date of this Contract until the Effective Date, Andy Tsai will ensure that the Business is carried on in the ordinary and proper course and substantially in the manner that the Business had been carried on prior to the Effective Date, and will ensure that there will be no material changes in the financial condition, assets, liabilities, or results of the operations of the Business from June 30, 2003 to the date hereof and to the Effective Date, except changes in the ordinary course of business, none of which, either singly or in the aggregate, has been materially adverse.

         (5) From the date of this Contract until the Effective Date, Andy Tsai will not (i) sell, transfer, lease, dispose of, mortgage, pledge or otherwise encumber the Purchased Assets or the Business Cash, or (ii) enter into any contract or undertaking which would adversely affect the ownership or use of the Purchased Assets or the Business Cash, nor will Andy Tsai take any action to cause such matters to occur, or (iii) enter into any contract, arrangements understandings or undertakings with a Related Person.

         (6) From the date of this Contract until the Effective Date, Andy Tsai shall use all commercially reasonable efforts to cause the conditions set forth in Article 6.1 to be satisfied.

         (7) For a period of five (5) years after the Effective Date, Andy Tsai will not and shall cause the Business Sellers or HK Co. not to, directly or indirectly through any other entity or company, whether alone or together with any other persons, engage or invest or otherwise participate in any business which competes with the Business as it is then operated by the Company.

         (8) For a period of five (5) years after the Effective Date, Andy Tsai will not, directly or indirectly engage, solicit or hire any employee of the Company, or solicit the business of any customer of the Company.

                                                               EXECUTION VERSION

         (9) Andy Tsai shall bear and be responsible for, the payment of all Taxes (excluding Taxes based on or measured by income), if any, that are imposed by any government or political subdivision thereof and that are payable or arise as a result of: (i) the revenue or income of the Business prior to the Effective Date; (ii) operations of the Company prior to the Effective Date: (iii) operations of the Business prior to the Effective Date; or (iv) the transfer of any of the Purchased Assets.

         (10) On and after the Closing Date, Andy Tsai will not and will cause his Affiliates not to, except as may be required by Applicable Law or court order, reveal, divulge or make known to any Person (other than Stonepath and its agents and Affiliates) any information relating to this Contract, the Business or the Purchased Assets, or use any such information for any purpose other than complying with his obligations under this Contract.

         (11) Andy Tsai shall, after the Closing, pay and discharge, promptly and when due, all of the obligations and liabilities relating to the Business as operated prior to the Closing, other than the Assumed Liabilities, which, if unpaid, would create a liability on the part of the Company or a lien on any of the Purchased Assets or render void or voidable the transfer of any of the Purchased Assets to Stonepath and, to the extent necessary, shall apply the proceeds of the sale of the Purchased Assets to such payment and discharge. At Stonepath's request, Andy Tsai shall provide to Stonepath evidence of such payment and discharge, in form and substance satisfactory to Stonepath.

         (12)     During the term of this Contract, and for a period of ninety
                  (90) days following the termination of this Contract, Andy Tsai will not, and will not permit his respective representatives, investment bankers, agents and Affiliates to, directly or indirectly, (i) solicit or encourage submission of or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Business to, (iv) accept or approve, or (v) otherwise assist, facilitate or encourage, or enter into any contracts, agreements, arrangements or understandings with, any person or group (other than the Company and its Affiliates, agents and representatives), in connection with any "Acquisition Proposal" (as hereafter defined). In addition, Andy Tsai will not, and will not permit his respective representatives, investment bankers, agents and Affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than the Company). In addition, Andy Tsai and his Affiliates will immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing. Andy Tsai will promptly notify the Company and Stonepath if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal. For the purposes hereof, the term "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Business, whether by way of merger, purchase of capital stock of the Company representing fifty percent (50%) or more of the voting power or equity of the Business Sellers (as defined in Article 2.1 above), or the purchase of all or substantially all of the assets of the Business.

                                                               EXECUTION VERSION

         (13) Andy Tsai acknowledges that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Contract from purchasing or selling the securities of Stonepath Group, Inc., or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Stonepath Group, Inc. Accordingly, Andy Tsai agrees that he will not purchase or sell, any securities of Stonepath Group, Inc. or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Stonepath Group, Inc. until no earlier than 72 hours following the filing of a Current Report on Form 8-K with the Securities and Exchange Commission announcing the Closing pursuant to this Contract.

         (14) On or before the Closing, Andy Tsai shall have obtained and delivered to Stonepath, the consent of each of the then shareholders of the Company to the Restructuring (as defined below) and each such shareholder's waiver of its right of first refusal to purchase the equity interests in the Company being transferred in accordance with the Restructuring.

         (15) On or before the Closing, Andy Tsai shall have prepared all necessary documents and obtained and delivered to Stonepath, all necessary government approvals required by PRC law to effect the Restructuring. In the event the Restructuring is registered with the PRC authorities and becomes legally binding as a matter of PRC law on Stonepath prior to Closing, Andy Tsai will indemnify and hold harmless Stonepath, its directors, officers, director appointees to the Board of Directors of the Company or other Representatives against any losses, liabilities, damages and claims, including without limitation any related interest, penalties, expenses and reasonable attorney's fees, resulting from any actions taken by the shareholders of the Company or by the Company prior to the Effective Date, and Stonepath will have no obligations whatsoever as an investor in the Company prior to the Effective Date. The Restructuring refers to the reorganization of the Company such that Stonepath will own 55% of the equity of the Company and Andy Tsai will beneficially own 40% of the Company and the remaining 5% will be owned by Xian Huijie Industry and Trading Company Limited and the conversion of the Company to a sino-foreign joint venture enterprise (the "Restructuring").

         (16) Andy Tsai shall undertake to guarantee the obligations of any of the transferors of equity in the Company relating to the Restructuring.

         (17) Between the Closing Date and the Effective Date, Andy Tsai will:


                  (i) cooperate with and lend his assistance to, Stonepath personnel to develop and implement those financial and operational systems, controls and protocols necessary to assure a smooth and efficient transition of the Business to the Company as of the Effective Date, including, but not limited to:

                                                               EXECUTION VERSION

                         (a)  create a new payroll system for the Company;
                         (b) transition to the Company all employees of the Business, with appropriate intake documentation executed by such employees in accordance with Company policies;
                         (c)  open new bank accounts for the Business;
                         (d) transfer all cash balances from whatever sources from the Business Cash;
                         (e) develop such financial and accounting books and records and systems sufficient to develop an opening balance sheet of the Purchased Assets on the books of the Company;
                         (f) integrate the financial and accounting systems of the Company with those of Stonepath, to the best extent possible;
                         (g) secure appropriate and necessary insurance coverages for the operations of the Company; and
                         (h) create all appropriate shipping and billing documentation under the name of the Company.

                  (ii) transition all customers and customer accounts of the Business to the Company;

                  (iii) wind down and terminate all operations of the Business under the name "Shaanxi International"; and

                  (iv) notwithstanding his obligation to transfer all Purchased Assets to Stonepath on the Effective Date, Andy Tsai shall transfer such amount of Business Cash to the Company to fund the increase in registered capital of the Company approved on December 24, 2003 on behalf of Stonepath and the other shareholders to the Company and shall take all actions to ensure Stonepath is credited with having made its contribution to such increase of registered capital.


           ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF STONEPATH

7.1 The obligations of Stonepath to be performed at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:


         (1) The representations and warranties of Andy Tsai contained in this Contract shall be true in all material respects on and as of the Closing Date.

         (2) Since the date of the most recent Interim Financial Statements, there shall have been no Material Adverse Change with respect to the Business.

         (3) Andy Tsai shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contract to be performed or complied with by him at or prior to Closing.

         (4) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the Purchased Assets or impose any additional material financial obligation on, or require the surrender of any material right, by Stonepath.

                                                               EXECUTION VERSION

         (5) All corporate actions including the approval of the Board of Directors of Stonepath, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Stonepath and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         (6) Any Third Person and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the operation of all or part of the Business by the Company or the valid consummation of the transactions contemplated hereby shall have been obtained, including approval by LaSalle Business Credit, Inc., Stonepath's principal lender, and approval of the issuance of the Stonepath Shares by the American Stock Exchange.

         (7) Any governmental consents, approvals or authorizations necessary for the Restructuring shall have been obtained, and all agreements and documents required by PRC law for the establishment and operation of the Company after the Restructuring have been agreed to and signed by the relevant parties and approved by the relevant government authorities, as applicable.

         (8) The Purchased Assets have been properly transferred to Stonepath and the Company.

         (9) The employees of the Business identified by Stonepath as material to the post-Closing operation of the Business have accepted offers of employment from the Company.

         (10) Andy Tsai shall have executed and delivered to Stonepath and/or the Company at Closing, the documents identified in
                  Section 3.2 hereof.

         (11) Stonepath shall have concluded in its sole discretion, a satisfactory review of the Purchased Assets, the Business Cash, personnel of the Business, most recent results of the operations of the Business (so as to confirm that the earnings power of the Business is consistent with the Targeted Amount), and prospects of the Business.

         (12) Stonepath shall have secured audited financial statements relating to the operation of the Business in accordance with rules and regulations applicable to U.S. public companies.


         ARTICLE 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ANDY TSAI

8.1 The obligations of Andy Tsai to be performed at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (1) The representations and warranties of Stonepath contained in this Contract shall be true in all material respects on and as of the Closing Date.

         (2) Stonepath shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contract to be performed or complied with by it at or prior to Closing.

                                                               EXECUTION VERSION

         (3) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might impose any additional material financial obligation on, or require the surrender of any material right, by Seller.

         (4) All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Contract or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Shaanxi Silk, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         (5) Any Third Person and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the valid consummation of the transactions contemplated hereby shall have been obtained.


                           ARTICLE 9. INDEMNIFICATION

9.1 After the Closing, Andy Tsai shall indemnify Stonepath against all losses, liabilities, damages and claims, including without limitation any related interest, penalties, expenses and reasonable attorney's fees, resulting from (i) any breach of or failure to satisfy, any of the representations, warranties, covenants or obligations of Andy Tsai under this Contract.

9.2 After the Closing, Stonepath shall indemnify Andy Tsai for all losses, liabilities, damages and claims, including without limitation any related interest, penalties, expenses and reasonable attorney's fees, resulting from any breach of the representations, warranties, covenants or obligations of Stonepath under this Contract.


                    ARTICLE 10. EFFECTIVENESS AND TERMINATION

10.1     This Contract shall become effective on the date hereof.

10.2 This Contract and the transactions hereunder may be terminated at any time after the date hereof this Contract and prior to the Closing Date:

         (1)      by the written mutual consent of Andy Tsai and Stonepath; or

         (2) by Stonepath, if Andy Tsai materially breaches this Contract (taken as a whole) and such breach cannot be cured, or if capable of being cured, is not cured within thirty (30) business days after written notice to Andy Tsai; or

         (3) by Andy Tsai, if Stonepath materially breaches this Contract (taken as a whole) and such breach cannot be cured or, if capable of being cured, is not cured within thirty (30) business days after written notice to the Stonepath.

                                                               EXECUTION VERSION

10.3 The Parties agree that if the Closing does not occur within five (5) months of the date of this Contract, or within any extended period the Parties may agree to in writing, then the Parties shall terminate this Contract. In such case, none of the Parties shall have any right to claim damages from the other Parties for any costs or expenses incurred in relation to any action taken by such Party in preparation for the Restructuring, the transfer of the Purchased Assets or the transfer or reorganization of the Shaanxi Sunshine Operations.

10.4 If this Contract is terminated under Articles 10.2 and 10.3 and at the time of termination, Stonepath is already approved and registered with relevant authorities in the PRC as an investor in the Company, Andy Tsai shall immediately take all actions to deregister Stonepath as an investor and shall remove any persons nominated by Stonepath as directors of the Company, and from the date of termination of the Contract, Andy Tsai shall indemnify Stonepath and all such persons who had been directors of the Company against all losses, liabilities, damages and claims arising out of the operation of the Business by the Company after the date of termination.


                         ARTICLE 11. DISPUTE RESOLUTION

11.1 If a dispute arises as to the interpretation of this Agreement, including any question regarding its existence, validity or termination, it shall be decided finally in an arbitration proceeding in accordance with the UNCITRAL Arbitration Rules then in effect at the time of the dispute which rules are deemed to be incorporated by reference to this clause. The arbitration shall take place at the Hong Kong International Arbitration Centre ("HKIAC"). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Arbitration Rules and the language of the arbitration shall be English. HKIAC shall be the appointing authority. The decision of the arbitrators shall be conclusively binding upon the Parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.


                            ARTICLE 12. MISCELLANEOUS

12.1 None of the Parties shall make any public announcement or public disclosure with regard to the sale and transfer of the Business that includes confidential information without the prior written consent of the other Parties as to the content and timing of such announcement or disclosure, provided that none of the Parties shall be prevented from making such an announcement or disclosure which is required by Applicable law, regulation or stock exchange rule.

12.2 Each of the Parties shall pay its own costs and disbursements of and incidental to the assignment of the Purchased Assets including, but not limited to, the preparation and execution of this Contract.

12.3 This Contract shall be governed by the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

12.4 Failure or delay on the part of any Party hereto to exercise a right under this Contract shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

                                                               EXECUTION VERSION

12.5 Where the invalidity of any provision of this Contract does not affect the validity of any other provisions of this Contract, those other provisions remain valid.

12.6 Any notice or written communication provided for in this Contract from any Party to any other Party shall be made in writing sent by courier service delivered letter or by facsimile with a confirmation copy sent by courier service delivered letter. The date of receipt of a notice or communication hereunder shall be deemed to be five (5) days after the notice or communication is given to the courier service or one (1) day after sending in the case of a facsimile, provided it is evidenced by a confirmation receipt and the confirmation copy is sent. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Parties.


         Andy Tsai

         Room 1201, No. 10, Lane 55
         Changyi Road
         Shanghai
         People's Republic of China

         Facsimile No.: 8621-5407 0560

         Stonepath

         C/o Stonepath Group, Inc.

         1600 Market Street
         Suite 1515
         Philadelphia, PA 19102
         USA

         Facsimile No.: 1-215-979-8399
         Attention:     Stephen Cohen


12.7 This Contract may not be assigned in whole or in part by either Party without the prior written consent of the other Party.

12.8 This Contract may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by the Parties.

12.9 This Amended and Restated Contract constitutes the entire Contract between the Parties with respect to the subject matter of this Contract and supersedes all prior discussions, negotiations and Contracts between them with respect to the subject matter, including but not limited to the Contract for Sale of Assets signed by Stonepath Holdings (Hong Kong) Limited. and Andy Tsai dated November 10, 2003, of this Contract. In the event of any conflict between the terms of this Contract or other contracts entered into pursuant to this Contract, the terms and conditions of this Contract shall prevail. The Schedules and Appendices hereto are an integral part of this Contract and are equally binding with Articles 1-12 of this Contract.

12.10 The Parties agree that irreparable damage would occur in the event that any provision of this Contract was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.11 This Contract is written in the English language and in the Chinese language. Each of the English and Chinese language versions shall be equally valid and binding on the Parties hereto.

12.12 This Contract may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts and delivered via facsimile, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Contract.

                                                               EXECUTION VERSION

IN WITNESS WHEREOF, the duly authorised representative of each Party has signed this Contract on the date first set forth above.

Stonepath Holdings (Hong Kong) Limited



By  /s/ Stephen Cohen
    ---------------------------
Name   Stephen Cohen
Title  Director

Andy Tsai


By  /s/ Andy Tsai
    ---------------------------
Name   Andy Tsai

                                                               EXECUTION VERSION

                                   Appendix 1

                                   Definitions



"Accounts Receivable" means all accounts receivable of the Business, including all trade and miscellaneous receivable, as of the Effective Date as would appear as accounts receivable on a balance sheet of the Business as of the Effective Date prepared in accordance with GAAP.

"Affiliates" means, with respect to any Person, any other Person who, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purposes of the foregoing, (1) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other equity interest of such Person or (2) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, shall be deemed to constitute control. With respect to Andy Tsai, "Affiliate" shall also include all Business Sellers and any individuals who are in the direct or indirect employment of Andy Tsai and his Affiliates as of the date hereof and as of Closing.

"Applicable Law" means or "Applicable Laws" means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any governmental authority having jurisdiction over a specified Person or any of such Person's properties or assets.

"Business Cash" means cash generated by the Business operated under the name of and/or through, Shaanxi International (defined in the Preliminary Statement above) or HK Co. (defined in the Preliminary Statement), as of the Effective Date and wherever located.

"Business Records" means all books, records, ledgers, and files or other similar information used in the conduct of the Business by the Business Sellers, in written or electronic form, including, without limitation, price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operations, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports required by any federal, foreign, state, provincial, local or other governmental, regulatory or administrative agency, commission, department, board, governmental subdivision, court, tribunal, arbitrating body or other authority.

"Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule
1.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

"Intellectual Property" means all intellectual property rights of the Business and of Andy Tsai's Affiliates relating to the Business, including (a) all inventions, discoveries and ideas, whether patentable or not in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification of or renewal of any such registration or application;
(c) computer software (including software, data, and related documentation); (d) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (e) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (f) any similar intellectual property rights, and (g) any claims or causes of action arising our of or related to any infringement or misappropriation of any of the foregoing.

                                                               EXECUTION VERSION

"Liabilities" means any and all debts, accounts payable, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

"Material Adverse Change" means a material adverse change (i) in the business, assets, condition (financial or otherwise), working capital, liabilities, results of operations or prospects of the Business, (ii) in the ability of Andy Tsai to perform its obligations under this Contract and the other agreements contemplated hereby or (iii) in the ability of Andy Tsai to consummate the sale and purchase of the transfer of the Business and the other transactions contemplated by this Contract.

"Net Income Before Taxes of the Company" means the net income before foreign, federal, state and local income taxes generated by the Company after the Effective Date,. Net Income Before Taxes of the Company shall be derived from separate financial statements of the Company, which in turn, shall, be derived from the audited consolidated financial statements of Stonepath and Stonepath Group, Inc. for each of the years (or portions thereof) in the Earn-Out Period. It is understood by Andy Tsai that, following the Effective Date, the operations of the Company may be combined or merged with an Affiliate of Stonepath in a manner in which the Company may no longer exist as a separate entity. For the purpose of computing the Net Income Before Taxes of the Company following any such combination or merger, the following principle shall apply:

         Once the Company is merged into or combined with another business, Net Income Before Taxes of the Company shall continue to be accounted for separately, and shall be measured thereafter based upon the separate operations of the Company as it was operated immediately prior to any such change.

"Ownership Percentage of Stonepath" means the percentage of equity of the Company held by Stonepath or its assignees or Affiliates at the time such percentage is to be determined, which on the date of this Contract is fifty five percent (55%).

"Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental authority or any similar entity.

"Principal Exchange" means (a) the American Stock Exchange or (b) if at any time in the future the Common Stock of Stonepath Group is not listed on the American Stock Exchange, then the NASDAQ Small Cap Market, the NASDAQ National Market, or the New York Stock Exchange (each, a "Subsequent Market") or (c) if the Common Stock of Stonepath Group, Inc. is not then listed on the American Stock Exchange or any Subsequent Market, then the OTCBB, as reported by the National Quotation Bureau Incorporated.

"Related Persons" or "Related Persons" means, with respect to a particular individual:

(i)      each other member of such individual's family (as hereafter defined);
         and

(ii)     any Affiliate of one or more members of such individual's family.

With respect to a specified Person other than an individual:

(i)      any Affiliate of such specified Person; and

(ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity).

                                                               EXECUTION VERSION

"SEC" means the United States Securities and Exchange Commission.

"Taxes" or "Taxes" means any and all income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any governmental authority, together with any interest or penalty relating thereto.

"Trading Day" means any day on which the shares of Common Stock of Stonepath Group, Inc. are traded for a full day on the Principal Exchange.

"Working Capital" means the excess of the Business Cash plus Accounts Receivable, less Liabilities, as determined under GAAP.

                                                               EXECUTION VERSION

                                   Appendix 2

                   Representations and Warranties of Andy Tsai


A. General

1. Andy Tsai has all right and authority to act on behalf of the Business Sellers and HK Co. and to cause all such entities and persons to perform all acts and take all actions required of such entities under this Contract, and to transfer of the Purchased Assets and Shaanxi Sunshine Operations as contemplated under this Contract.

2. The Business has been operated at all times in all material respects in compliance with all relevant laws, regulations, decrees or policies of the PRC and any other applicable jurisdiction. No act or transaction has been effected by or on behalf of the Business involving the making or authorizing of any material payments singly or in the aggregate or the giving of anything of material value, singly or in the aggregate, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain or retain business for, or direct business to, the Business or any other entity or person. The Business has been operated at all times under the name of and/or through, Shaanxi International and HK Co. and is not operated under the name of and/through any other Person.

3. The Business has no liabilities other than liabilities (i) reflected or reserved against in the Interim Financial Statements incurred since June 30, 2003 in the ordinary course of the Business, consistent with past practices or (iii) of a value in the aggregate not exceeding One Million Renminbi (RMB1,000,000).

4. There are no liabilities that can be asserted against the Business, the Business Cash or the Purchased Assets other than those related to the Business.

5. Since June 30, 2003, the Business has been carried on in the ordinary and proper course and substantially in the manner that the Business has been carried on prior to such date.

6. Since June 30, 2003 there has not been any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the Purchased Assets which have in the aggregate a replacement cost of more than One Million Renminbi (RMB1,000,000).

7. Section A7 of the Disclosure Schedule describes all branches, liaison offices, service centers, offices, and other business operations owned, established or used by the Business.

8. The execution and performance of this Contract will not contravene or constitute a default under or violation of (i) any provision of applicable PRC law or regulations, or (ii) the Articles of Association of the Company or (iii) any material agreement, judgment, injunction, order, decree or other instrument binding upon Andy Tsai.

9. The Shaanxi Sunshine Operations do not carry on business under any name other than or "Shaanxi Sunshine Express International Co., Ltd."

10. As of the Closing Date and Effective Date, Andy Tsai has complied in all material respects with all of its covenants and obligations (which can be or are to be performed prior to Closing or the Effective Date) in respect of the Purchased Assets and the Business set forth in this Contract.

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                                                               EXECUTION VERSION

11. No PRC government authority or any Third Person has commenced or threatened to commence any proceedings, or issued or threatened to issue any order, or otherwise has taken or threatened to take any action, which would restrict or prohibit the transactions contemplated hereunder or would have a Material Adverse Effect.

12. Except for customer or prospective customer entertainment and gifts given to customers or prospective customers each of a value of less than RMB100 yuan occurring in the ordinary course of the Business, neither Andy Tsai or the Business Sellers or any Person authorized to act on one of their behalf, has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction) which (i) would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would have had a material adverse effect on the Business, or (iii) if not continued in the future, would adversely affect the financial condition, Business or operations of the Company, or (iv) might subject Andy Tsai, the Company or the Business Sellers to suit or penalty in any Proceeding.

13. No creditor, employee, client, customer or other Person having a material business relationship with the Business has informed Andy Tsai or the Business Sellers that such Person intends to change such relationship because of the purchase and sale of the Purchased Assets or the consummation of any other transaction contemplated hereby.

14. Andy Tsai has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Contract or by any other agreements contemplated herein.

15. All information set forth on any Schedule hereto provided by Andy Tsai is true, correct, and complete. No representation or warranty of Andy Tsai contained in this Contract contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements made therein not misleading. All contracts, permits, and other documents and instruments furnished or made available to Stonepath by Andy Tsai are or will be true, complete, and accurate copies of the originals and include all amendments, supplements, waivers, and modifications thereto. There is no fact, development or threatened development (excluding general economic factors affecting the Business in general) that Andy Tsai has not disclosed to Stonepath in writing that materially adversely affects or, so far as Andy Tsai can foresee, may materially adversely affect, the Business or the Purchased Assets. Any disclosure made herein or pursuant to a Schedule attached hereto by Andy Tsai shall be considered a disclosure for purposes of all representations and warranties made hereunder by Andy Tsai even if such disclosure does not cross-reference a particular provision of this Contract.

B. Accounts and Taxes

1. The financial statements of the Business for the year ended December 31, 2002 and for the six months ended June 30, 2003 (collectively the "Financial Statements") described in Section B1.1 of the Disclosure Schedule (i) were prepared in accordance with the books of account and other financial records of the Business, (ii) present fairly the financial condition and results of operations of the Business of the date thereof or for the periods covered thereby and (iii) have been prepared in accordance with generally acceptable accounting standards applied on a basis consistent with other companies located in the PRC. The Financial Statements for the six months ended June 30, 2003 shall separately be referred to as the "Interim Financial Statements".

2. All taxes and duties relating to the Business that are due and payable have been paid in full. Without prejudice to the generality of the foregoing, all deductions and withholdings in respect of or on account of taxes which are required by any applicable legislation to be made

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                                                               EXECUTION VERSION

         from any payments made including, but not limited to, interest, annuities or other annual payments, royalties, rent remuneration payable to employees or sub-contractors, payments to non-residents, employee benefits including (without limitation) medical benefits and housing and other subsidies, bonus and welfare funds, pension funds, retirement funds or labor union funds have been made, and where appropriate, all information requested by or required by applicable laws or regulations to be disclosed to, the relevant fiscal authority have been provided.

3. All returns relating to the Business made for tax purposes including (without limitation) all income tax, business tax and value added tax returns, are true and correct in all material respects and all other information supplied to any governmental tax authority or other fiscal authority for such purpose is true and correct in all material respects and on a proper basis and such returns include all returns and information which ought to have made or given and, are not subject to any dispute with any governmental tax authority or any other relevant fiscal authority at the date hereof.

4. All returns and information made or given to any relevant authorities in connection with the import or export of any products, components or raw materials are correct in all material respects and all legislation have been complied with in all material respects relating to the import and export of products, components or raw materials and to all customs and excise matters, and all customs and import taxes payable have been paid in full. There are no written final or proposed assessments from the customs authority.

5. Since June 30, 2003, there has not been any change in accounting methods or practices in relation to the accounts of the Business and no dividends have been declared or paid since June 30, 2003.

6. There are no loans, guarantees, encumbrances (other than purchase money security interests arising at law), actual or contingent, made, given, entered into or incurred by or on behalf of the Business.

7. Each and every account maintained at a bank or other financial institution is listed in the Disclousre Schedule:

8. All amounts received by the Business have been deposited with one or other of such banks or other institutions listed in Item 7 above and all amounts received by the Business appear in the appropriate accounting books.

9. All the Accounts Receivable (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the Business. All the Accounts Receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Interim Financial Statements. Since June 30, 2003, there have not been any write offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Business and in amounts consistent with past practice.

C. Certain Assets

1. The Business Sellers own the Purchased Assets; the Purchased Assets are free of any lease, lien, mortgage or other encumbrance; upon the sale of the Purchased Assets in accordance with the terms of this Contract, the Company will have all title, right and interest thereto free of any lien, mortgage or other encumbrance.

2. Except as disclosed in Section C.2 of the Disclosure Schedule, the Business Sellers own, lease or have the legal right to use all the properties and assets used in the conduct of the Business and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used in the conduct of the Business.

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                                                               EXECUTION VERSION

3. The Purchased Assets and the Business Cash (less amounts repayable pursuant to Article 2.10 above) constitute all properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary for the conduct of, the Business. Following the Effective Date, Stonepath will have control over and be able to operate, the Business after the Effective Date in substantially the same manner as it was operated prior to the Effective Date.

4. All machinery and equipment used in the Business are in good operating condition and in conformity with all laws and regulations imposing standards for construction, use and maintenance and with all safety codes which are applicable to the Company.

5. The Purchased Assets are not subject to any regulations, notices or decrees relating to quotas, commodities restrictions or other similar State planning policies.

6. Andy Tsai has no obligations or liabilities (whether or not known to either of them and whether due or to become due) with respect to the sale, transfer or other disposition of the Purchased Assets, with respect to the use of the cash of the Business or with respect to the Restructuring other than obligations or liabilities arising out of this Contract or the transactions contemplated herein.

7. All agreements, documents, licenses, permits, books, records files and other data (whether in written or electronic form) relating to the Business which are required by applicable law to be, or which in accordance with customary practice would be, in the possession or control of the Company, are in the possession or control of the Company.

8. Andy Tsai understands that the Stonepath Shares to be issued hereunder have not been and will not be registered under the Securities Act, and may not be offered or sold except in accordance with all applicable federal and state securities laws of the United States of America.

         (a) Without in any way limiting the representations set forth herein, Andy Tsai further agrees not to make any disposition of all or any portion of the Stonepath Shares unless and until:

                  (i) the restrictions referred to in Section 3.2 (c) hereof have expired;

                  (ii) (A) Andy Tsai has notified Stonepath of the proposed disposition and shall have furnished Stonepath with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by Stonepath, Andy Tsai shall have furnished Stonepath with an opinion of counsel, reasonably satisfactory to Stonepath, that such disposition will not require registration under the Securities Act; and

                  (iii) Stonepath shall be satisfied that such proposed disposition complies in all respects with Rule 144 or Rule 145 under the Securities Act or any successor rule providing a safe harbor for such disposition without registration.

                                                               EXECUTION VERSION

         (b) Andy Tsai is not a citizen or resident of the United States of America, is not a U.S. Person (as that term is defined in Regulation S of the United States Securities and Exchange Commission) and is not acquiring the securities for the account or benefit of Third Person. Andy Tsai is acquiring the Stonepath Shares for investment for his own account, not as a nominee or agent, and not with a view to the distribution of any part thereof; Andy Tsai has no present intention of selling, granting any participation in or otherwise distributing any of the Stonepath Shares in a manner contrary to Section 6.1(5) hereof, the Securities Act, or any applicable state securities or Blue Sky law, nor does Andy Tsai have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or to any Third Person with respect to any of the Stonepath Shares.

         (c) Andy Tsai understands that the certificate evidencing the Stonepath Shares will bear the following or a comparable legend:

                  The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), or applicable U.S. state securities laws, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless and until (i) the restrictions imposed by that certain Contract for the Sale of Assets dated November 10, 2003, by and between, among others, the holder of the securities and this corporation, (ii) this corporation receives an opinion of legal counsel for the holder of the securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

         (e) Andy Tsai acknowledges that Stonepath will refuse to register any transfer of the Stonepath Shares if such transfer is not made in accordance with the legend set forth above.

         (f) Andy Tsai has reviewed such quarterly, annual and periodic reports of Stonepath Group, Inc. as have been filed with the United States Securities and Exchange Commission and that it has such knowledge and experience in financial and business matters that it is capable of utilizing the information set forth therein, concerning Stonepath Group, Inc. to evaluate the risk of investing in the Stonepath Shares. Andy Tsai has been afforded adequate opportunity to review and is familiar with said reports and has based its decision to invest in the Stonepath Shares solely on the information contained therein and the information contained within this Agreement, and has not been furnished with any other literature, prospectus or other information except as included in said reports or this Agreement.

         (g) Andy Tsai has been given adequate opportunity to ask questions about Stonepath Group, Inc. and is satisfied that any information about Stonepath Group, Inc. and the Stonepath Shares have been answered to its satisfaction.

         (h) Andy Tsai is able to bear the economic risks of an investment in the Stonepath Shares; its overall commitment to its investments which are not readily marketable is not disproportionate to its net worth.

         (i) Andy Tsai understands that no governmental authority has approved or disapproved the Stonepath Shares, passed upon or endorsed the merits of the transfer of such shares set forth within this Contract or made any finding or determination as to the fairness of such shares for investment.

                                                               EXECUTION VERSION

D. Intellectual Property Rights

1. All of the Intellectual Property are listed in Schedule 2 and constitute all of the intellectual property used in the Business. Except as disclosed on Section D.1 of the Disclosure Schedule, the Business Sellers own, or have enforceable rights to use all Intellectual Property presently in use and necessary for the operation of the Business as now being conducted or as proposed to be conducted;

2. Except for pending applications for patents and trademarks, none of the Intellectual Property is the subject of any claim or opposition as to title, validity, enforceability, entitlement or otherwise.

3. The Company does not use any intellectual property of a Third Person in the conduct of the Business, and there are no outstanding licenses or consents granting Third Person the right to use the Intellectual Property.

4. The Intellectual Property, comprise all of the Intellectual Property necessary, created, owned or used, inside and outside the PRC, in the operation of the Business, such that after the Effective Date, the Company will be able to operate the Business in substantially the same manner as it was operated prior to the Effective Date.

5. There is no knowledge that there is or has ever been an infringement or unauthorized use of any intellectual property rights of Third Person in the conduct of the Business.

6. Renewal fees payable in respect of each of the registered Intellectual Property Rights have been paid and all other actions required to maintain and protect such registrations have been taken.

7. There is no and has never been a material infringement or unauthorized use of the Intellectual Property, none of Andy Tsai, his Affiliates, or the Company has been a party to any claim, legal procedure, lawsuit, arbitration, administrative litigation or proceeding, government investigation, nor to their knowledge, has any such action been threatened, in relation to the Intellectual Property.

8. The activities, processes, methods, products, services or any Intellectual Property used on or before the date of this Contract in the Business:

         (1) except as disclosed in Section D1 of the Disclosure Schedule, are not at the date of this Contract, or were not at the time used or dealt in, subject to the license, consent or permission of, or payment to, a Third Person;

         (2) do not at the date of this Contract, or did not at the time used, dealt in, infringe any intellectual property rights of a Third Person or embody rights confusingly similar to any intellectual property rights of a Third Person; and

         (3) have not and are not likely to give rise to any claim against any of Andy Tsai.

E. Leases

1. The Leases set forth in Section E1 of the Disclosure Schedule comprise all the leases for or rights to use land, buildings and premises used in connection with the Business (collectively the "Leased Property").

2. Except as disclosed in Section E1 of the Disclosure Schedule, the existing use of the Leased Property is the lawful and permitted use under all applicable laws, regulations, decrees and policies.

                                                               EXECUTION VERSION

3. Except as disclosed in Section E1 of the Disclosure Schedule, any permission, consent or authorization required for the existing use of the Leased Property, its original construction and any subsequent alteration has been obtained and is in force and is not subject to any conditions which have not been complied with.

4. There is no material defect or problem that affects the Leased Property or which requires correction in the condition of any building or other structure on or forming part of the Leased Property.

5. Except as disclosed in Section E1 of the Disclosure Schedule, all buildings or other structures on or forming part of the Leased Property are in material compliance with all applicable laws, regulations, policies and decrees relating to construction, safety, maintenance, fire prevention, urban planning, or otherwise concerning its construction and use, and all related certificates or similar documents therefor have been obtained.

6. No building or other structure on or forming part of the Leased Property contains a substance which is not at the date of this Contract permitted to be used in the PRC or is not used under generally accepted international commercial practices.

7. Except as disclosed in Section E1 of the Disclosure Schedule, none of the Leases may be terminated by any entity (including but not limited to the landlord) before the expiration of the term of the relevant Lease or before a reasonable period of notice except for breach by the relevant lessee.

8. There are no material breaches or events which with notice or lapse of time would constitute a material breach on the part of any lessee in relation to any Lease.

9. There are no existing facts or circumstances which could entitle any Lease to be early terminated by any entity which is a party to a Lease (other than termination by the relevant lessee) or which would permit any entity to take possession of or occupy any Leased Property.

10. All taxes and fees (and any interest or charges thereon) and any expenses due and payable in respect of any Lease or Leased Property have been paid in full and will be paid in full up to the Closing Date.

F. Insurance

1. Each of the Purchased Assets is insured as required under PRC law and is at the date of this Contract insured to its net book value (with no provision for deduction or excess, except customary deductibles) against each risk that it is normally insured against by an entity engaged in a business similar to the Business, in accordance with general commercial practice in the PRC.

2. Section F2 of the Disclosure Schedule lists each current insurance and indemnity policy in which any of Andy Tsai or the Company have an interest in connection with the Business and the Purchased Assets (collectively the "Insurance Policies") and such Insurance Policies will remain valid vis-a-vis the Company after the Closing Date.)

3. Each of the Insurance Policies is valid and enforceable and is not void or voidable.

4. None of Andy Tsai or the Company has done anything or omitted to do anything which would have a Material Adverse Effect with respect to the Insurance Policies.

                                                               EXECUTION VERSION

5. Except as disclosed in Section F.5 of the Disclosure Schedule, no claims have been made and no fact or circumstance exists which might give rise to a material claim under any of the Insurance Policies.

6. Neither of Andy Tsai or the Company has done or omitted to do anything which is likely to result in an increase in the premium payable under any of the Insurance Policies.

G. Environment

1. The operation of the Business has at all times complied in all material respects with all applicable laws, regulations, policies and decrees of the PRC or any applicable jurisdiction relating to environmental matters, and has not and does not involve the use of, or the release or discharge of, a hazardous substance or article, waste, sewage or other pollutant or contaminant.

2. There is no claim, legal procedure, lawsuit, arbitration procedure, administrative litigation or proceeding, or government investigation (or any such threatened action) arising out of or relating to any environmental laws, regulations, policies or decrees of the PRC or other applicable jurisdiction resulting from or with respect to any part of the Business.

H. Employment

1. All applicable laws, regulations, policies and decrees of the PRC and any other applicable jurisdiction have, in all material respects, been complied with in relation to the employment of persons in connection with the Business (including but not limited to minimum wage standards and relating to employee bonus, pension, retirement and other fund and benefit obligations).

2. Section H2 of the Disclosure Schedule lists all the persons material to the operations of the Business on the date of this Contract and details of the date of commencement of employment, and the job description/title of each such person.

3. All employment obligations with respect to the Employees required to be satisfied on or prior to the Effective Date, including bonus, pension, retirement and other employee funds and benefit obligations have been contributed in full and will continue to be made in full by the Business Sellers up to the Effective Date.

4. Full and accurate records regarding the employment of each of the Employees (including but not limited to details of employment, payments of funds and benefits, income tax and employee bonus scheme benefits) have been maintained and will be maintained up to the Effective Date.

5. There is no ongoing claim, legal procedure, lawsuit, arbitration, administrative litigation or proceeding (or threat of any such action) to which the Company or Andy Tsai or the Business Sellers are a party relating to employment matters concerning any Employee.

I. Litigation and Claims

1. Except as set out in Section I.1 of the Disclosure Schedule, during the four (4) year period prior to the date of this Contract, there has not been, and there is not now, any legal procedure, lawsuit, arbitration, administrative litigation or proceeding, or government investigation (or to the knowledge of Andy Tsai, threat of such action) against or with respect to the Business, any of the Purchased Assets which had or is likely to have a Material or Adverse Effect.

                                                               EXECUTION VERSION

2. There is no ongoing legal procedure, lawsuit, arbitration, administrative litigation or proceeding (or to the knowledge of Andy Tsai, any threat of such action), or other government or court order, interdiction, decision or ruling to which any of Andy Tsai is a party and which binds or affects the Business or is capable of so doing.

3. None of Andy Tsai, the Business Sellers or the Company has been declared bankrupt or is the subject of proceedings for bankruptcy, dissolution or liquidation or is unable to pay its debts as they become due.

J. Contracts

1. Section J.1 of the Disclosure Schedule contains a true, correct, and complete list of all agreements, leases, licenses, contracts, obligations, promises, commitments, arrangements, understandings, or undertakings, (whether oral or written or express or implied) to which any of the Business Sellers is a party, under which the Business Sellers or the Company may become subject to any obligation or liability, or by which the Business Sellers, the Company or any of its assets may become bound (collectively, the "Material Contracts"). True, correct and complete copies of each Material Contract have been made available to Stonepath. Except as otherwise set forth in Section J.1 of the Disclosure Schedule, (i) all of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms; (ii) neither the Business Sellers nor any other party is in default or in arrears under the terms of a Material Contract, and no condition exists or event has occurred to which the Business Seller has actual knowledge which, with the giving of notice or lapse of time or both, would constitute a default thereunder; (iii) Business Sellers have fulfilled, or taken action to fulfill when due, all of its obligations under each of the Material Contracts; (iv) the Business Sellers have no reason to believe that the products or services called for by any executory Material Contract cannot be supplied in accordance with the terms of such Material Contract, and there is no reason to believe that any unfinished Material Contract will, upon performance by Business Sellers, result in a material loss by Business Sellers or Stonepath; and (v) the Business Sellers have not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, a liability for breach of warranty (whether or not covered by insurance) on the part of the Business Sellers with respect to services rendered or products sold by the Business.

2. None of the Business Sellers are aware of the invalidity of or a ground for termination or avoidance of any Material Contract.

3. None of the Business Sellers is in material breach of any Material Contract to which he or it is a party, or is aware of the existence of any fact or circumstance which could give rise to a material breach of any Material Contract, or is aware of any breach or any circumstance which could give rise to a breach of any Material Contract by a Third Person.

4. None of Andy Tsai or the Business Sellers is a party to, or is subject to, any Material Contract other than the contracts described in Section
         J.4 of the Disclosure Schedule.

5. Each sales contracts entered into by the Business other than the Material Contracts is substantially in the form of the standard form used by the Business, contains no obligations on the Company's materially different from those contained in the Material Contracts and does not impose any liabilities on the Company of a nature materially different from the liabilities imposed on the Company's in the Material Contracts.

6. Except as disclosed in Section A of the Disclosure Schedule, no contracts entered into by the Business contain any provisions granting a party other than the Company the right to terminate the contract due to a change of control in the Company.